Exhibit 99.6

ENGAGEMENT AND INDEMNIFICATION AGREEMENT, dated as of April 7, 2023 (this “Agreement”), by and between Politan Capital Management LP (“Politan”) and [●] (“Nominee”).

WHEREAS, Politan has asked Nominee, and Nominee has agreed, to be (i) a member of the slate of nominees (the “Slate”) of Politan or an affiliate of Politan for election to the Board of Directors (the “Board of Directors”) of Masimo Corporation, a Delaware corporation (the “Company”), at the 2023 annual meeting of stockholders of the Company (including any adjournments or postponements thereof) (the “Annual Meeting”) and (ii) named as such in Politan’s proxy solicitation materials related to the Annual Meeting;

WHEREAS, Politan may solicit proxies from the stockholders of the Company in support of Nominee’s election as a director of the Company at the Annual Meeting (the “Solicitation”); and

WHEREAS, Nominee has agreed to serve as a director of the Company if so elected at the Annual Meeting or appointed to the Board of Directors by other means.

NOW, THEREFORE, in consideration of the foregoing and with the understanding on the part of Politan that Nominee is relying on this Agreement in agreeing to be a nominee as aforesaid and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Certain Definitions.  As used in this Agreement, the following terms shall have the meanings indicated below:

“Claim” means any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, formal or informal, investigative or other), whether instituted by Politan, the Company or any other party, or any inquiry or investigation that Nominee in good faith believes might lead to the institution of any such action, suit or proceeding.

“Expenses” means all reasonable documented out-of-pocket attorneys’ fees and all other reasonable out-of-pocket fees, costs, and expenses paid or incurred directly and solely in connection with the Solicitation or matters related to the Solicitation, as applicable, including without limitation, investigating, defending or participating in (as a party, witness or otherwise, including on appeal), or preparing to defend or participate in, any Claim relating to any Indemnifiable Event, including the reasonable documented out-of-pocket costs and expenses Nominee incurred directly in connection with seeking enforcement of this Agreement, in each case except to the extent arising out of or resulting from Nominee’s (i) willful violation of state or federal law in connection with the Solicitation or a willful breach of this Agreement through actions not instructed or authorized by Politan, unless Nominee demonstrates (any such demonstration to be reasonably determined solely by Politan) that Nominee’s actions were taken in good faith and in a manner Nominee reasonably believed to be in, or not opposed to, the best interests of electing the Slate, (ii) gross negligence, willful misconduct through actions not instructed or authorized by Politan or bad faith, or (iii) a material misstatement in, or omission of, any information provided by Nominee in connection with the Solicitation, and in each case, to the extent not otherwise covered by insurance or indemnification from another source (including, without limitation, the Company).

“Indemnifiable Event” means any event or occurrence directly arising out of, or any action taken or omitted to be taken directly and solely in connection with, the Solicitation or being a member of the Slate, in each case except to the extent arising out of or resulting from Nominee’s (i) willful violation of state or federal law in connection with the Solicitation or a willful breach of this Agreement through actions not instructed or authorized by Politan, unless Nominee demonstrates (any such demonstration to be reasonably determined solely by Politan) that Nominee’s actions were taken in good faith and in a manner Nominee reasonably believed to be in, or not opposed to, the best interests of electing the Slate, (ii) gross negligence, willful misconduct through actions not instructed or authorized by Politan or bad faith, or (iii) a material misstatement or omission of any information provided by Nominee in connection with the Solicitation and in each case to the extent not otherwise covered by insurance or indemnification from another source (including, without limitation, the Company).

“Loss or Losses” means any and all damages, judgments, fines, penalties, amounts paid or payable in settlement, deficiencies, losses and Expenses (including all interest, assessments, and other charges paid or payable in connection with or in respect of such Losses), in each case except to the extent arising out of or resulting from Nominee’s (i) willful violation of state or federal law in connection with the Solicitation or a willful breach of this Agreement through actions not instructed or authorized by Politan, unless Nominee demonstrates (any such demonstration to be reasonably determined solely by Politan) that Nominee’s actions were taken in good faith and in a manner Nominee reasonably believed to be in, or not opposed to, the best interests of electing the Slate, (ii) gross negligence, willful misconduct through actions not instructed or authorized by Politan or bad faith, or (iii) a material misstatement or omission of any information provided by Nominee in connection with the Solicitation, and in each case to the extent not otherwise covered by insurance or indemnification from another source (including, without limitation, the Company).

2. Agreement to be Named and Serve; Consideration.

(a) Nominee hereby agrees, should Politan so elect, to (i) be a nominee for election to the Board of Directors at the Annual Meeting, and not withdraw from such nomination prior to the Annual Meeting, (ii) be named as such in the Solicitation materials filed by Politan or one of Politan’s affiliates in respect of the Annual Meeting, (iii) serve as a director of the Company if (A) so elected at the Annual Meeting or (B) appointed to the Board of Directors by other means, (iv) devote the time and energy necessary to participate in the Solicitation as requested by Politan, subject to reasonable attempts to accommodate Nominee’s other professional responsibilities and avoid conflicts with Nominee’s pre-existing schedule, by Nominee making sufficient time available to attend and participate in meetings with, interviews with and presentations to stockholders, analysts, fund managers, representatives of nominee holders, proxy advisory firms, members of the media, and other persons Politan may reasonably request in connection with the Solicitation, the election of the Slate or any stockholder resolutions Politan may determine to bring before the Company’s stockholders in connection with the Solicitation, (v) (A) not consent to being nominated to stand for election to the Board of Directors by the Company or any other stockholder of the Company (other than the undersigned) and (B) not serve as a director of the Company in connection with any appointment by the Company, the Board of Directors, or any case of subparts (A) and (B) of this clause (v) without prior approval of the undersigned, and (vi) subject to Section 4 below, reasonably cooperate with Politan in connection with any litigation, investigation or other proceeding arising out of or

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related to the Solicitation, including the nomination of the Slate, and subject to reasonable attempts to accommodate Nominee’s other professional responsibilities and avoid conflicts with Nominee’s pre-existing schedule, to be reasonably available to respond to and participate as reasonably necessary in any such litigation, investigation or other proceeding.

(b) Politan will pay Nominee (x) $[●] within five (5) business days after the mutual execution of this Agreement, and, (y) if Nominee serves on the Slate and does not withdraw, Politan will pay Nominee $[●] upon the earlier to occur of (i) Nominee’s election to the Board of Directors by the Company’s stockholders, (ii) Nominee’s appointment to the Board of Directors pursuant to an agreement between the Company and Politan, (iii) Nominee not being elected as a director of the Company following the conclusion of a Solicitation in which Politan nominated (and did not withdraw) Nominee for election to the Company’s Board of Directors, or (iv) Politan’s decision to withdraw Nominee’s nomination subsequent to Politan’s submission of a nomination notice to the Company nominating Nominee as a member of the Slate. Nominee understands and agrees that such compensation shall not be paid by Politan or owed to Nominee if this Agreement is terminated by Politan for Cause. “Cause” shall mean (A) fraud or willful misconduct by Nominee, (B) a material violation by Nominee of applicable law through actions not instructed or authorized by Politan, (C) Nominee’s refusal to supply completed Questionnaires (as defined below), or (D) Nominee’s refusal to serve as a nominee for election to the Board of Directors or as a member of the Board of Directors. Except as set forth herein, the parties hereto agree that Nominee shall not be entitled to receive any cash or other consideration from Politan in respect of Nominee’s agreements contained herein, whether or not Nominee is elected to the Board of Directors.

3. Questionnaires; Disclosure of Information. Nominee hereby agrees (a) to promptly complete, sign, and return (i) one or more questionnaires, including a questionnaire form requesting information relating to Nominee’s background and qualifications, including those that may be provided by Politan (collectively, the “Questionnaires”) and (ii) the written consent (the “Written Consent”) and any other documents that may be required to be completed and delivered to the Company in order to be eligible to be a nominee for election to the Board of Directors and to serve as a director if elected, pursuant to the Company’s Fifth Amended and Restated Bylaws, (b) that Nominee’s responses in the Questionnaires and Nominee’s representations in any form provided by the Company or in the Written Consent will be true, complete and correct in all material respects and will not omit any material information, (c) that Nominee will provide true, correct and complete information concerning such other matters as are required or customary to be disclosed regarding Nominee, Nominee’s nomination to the Board of Directors, or the Solicitation under (i) the Company’s governing documents or nomination or other director requirements, or (ii) pursuant to the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder, (d) that Nominee will promptly provide any additional information as may be requested by Politan, such information to be true and correct and not omit any material information, and (e) that Nominee will promptly notify Politan of any changes or updates to any information provided by Nominee to Politan pursuant to this Section 3.  Nominee further acknowledges and agrees that Politan may forward the Questionnaires and the Written Consent to the Company, as applicable, and both Politan and the Company may at any time, in their respective discretion, publicly disclose such information, as well as the existence and contents of this Agreement and any information that Nominee provides pursuant to this Agreement. Furthermore, Nominee acknowledges and agrees

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that Politan may elect, at its expense, to conduct a background and reference check of Nominee and Nominee further agrees to complete and execute any necessary authorization forms or other documents required in connection therewith.

4. Indemnification.

(a) In the event Nominee was, is or becomes a party to, or other participant in, or is threatened to be made a party to or other participant in, a Claim by reason of (or arising or allegedly arising in any manner out of or relating to in whole or in part) an Indemnifiable Event, Politan or a designee thereof, to the fullest extent permitted by applicable law, shall indemnify and hold harmless Nominee from and against any and all Losses suffered, incurred or sustained by Nominee or to which Nominee becomes subject, arising out of such Claim (it being understood and agreed that, except as provided in Section 4(c) with respect to Expenses, reimbursements of any such Losses payable hereunder shall be made as soon as practicable but in any event no later than thirty (30) days after written request is made to Politan accompanied by reasonable supporting documentation).

Nominee shall give Politan prompt written notice of any Claim (accompanied by such reasonable supporting documentation as may be in Nominee’s possession) as soon as Nominee becomes aware of any such Claim.

(b) In the case of the commencement of any Claim against Nominee in respect of which Nominee may seek indemnification from Politan hereunder, Politan will be entitled to participate therein, including, without limitation, the negotiation and approval of any settlement of such Claim.  In addition, Politan shall have, in its sole discretion, the right to assume control of the defense of such Claim with counsel chosen by Politan. To the extent that Politan may wish to assume the defense of any Claim against Nominee in respect of which Nominee may seek indemnification from Politan hereunder, Politan shall provide Nominee with written notice of Politan’s election to assume the defense of such Claim.  From and after such election by Politan to assume defense of a Claim, Politan will not be liable to Nominee under this Agreement for any Expenses subsequently incurred by Nominee in connection with the defense thereof other than reasonable costs of investigation and preparation therefor (including, without limitation, appearing as a witness and reasonable fees and expenses of legal counsel in connection therewith).  If, in any action for which indemnity may be sought hereunder, Politan shall not have timely assumed the defense thereof or Nominee shall have been advised by Nominee’s independent counsel that it would constitute a conflict of interest for the same counsel to represent both Nominee and Politan in such action, or if Nominee has been advised by independent counsel that Nominee has separate or additional defenses than those available to Politan with regard to such action, Nominee shall have the right to employ Nominee’s own counsel reasonably satisfactory to Politan in such action, in which event Politan shall pay directly or reimburse Nominee for any reasonable documented costs, out-of-pocket legal fees and expenses not paid directly and incurred by Nominee in connection with the defense thereof; provided, however, that Politan shall be obligated to pay for only one firm to serve as counsel for all of Politan’s nominees for election to the Board of Directors unless Nominee has been informed by independent counsel that there are conflicts of interest or additional defenses for Nominee relative to the other nominees.  Nominee shall not settle any action, and Nominee shall not be responsible for any settlement of any claim against Nominee covered by this Agreement, without the prior written consent of Politan, which consent shall not be unreasonably delayed or

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withheld.  Politan shall not settle any Claim in any manner that would impose any expense, penalty, obligation or limitation on Nominee that could reasonably be viewed as an acknowledgment of wrongdoing on the part of Nominee, without Nominee’s prior written consent (which consent shall not be unreasonably conditioned, delayed or withheld).

(c) Nominee’s right to indemnification pursuant to this Section 4 shall include the right of Nominee to be advanced by Politan or a designee thereof any Expenses incurred in connection with any Indemnifiable Event as such expenses are incurred by Nominee; provided, however, that all amounts advanced in respect of such Expenses shall be promptly repaid to Politan or a designee thereof by Nominee to the extent it shall ultimately be determined in a final judgment by a court of competent jurisdiction that Nominee is not entitled to be indemnified for or advanced such Expenses. The indemnification and reimbursement arrangements contemplated herein shall only take effect if Nominee is publicly named by Politan or an affiliate thereof as a member of the Slate.

(d) Notwithstanding any other provision of this Agreement to the contrary, the indemnity and expense reimbursement obligations under this Agreement will not apply to any event or occurrence that takes place (i) prior to the date hereof, (ii) subsequent to the conclusion of the Solicitation or at such earlier time as Nominee is no longer a member of the Slate, or (iii) relating to or directly or indirectly arising out of Nominee’s service as a director of the Company.

5. Trading of Securities. With respect to the purchase, sale or disposition of the securities of the Company, prior to the termination of this Agreement, and in accordance with its terms, (a) Nominee agrees to consult with Politan regarding such purchases, sales or dispositions of any securities of the Company and to provide Politan with any information that Politan requests following such purchases or sales so that Politan may comply with any applicable disclosure or other obligations which may result from such purchases, sales or dispositions and (b) Politan, or one of its affiliates, shall prepare and complete any required disclosures, including all regulatory filings related thereto, at no cost to Nominee. Notwithstanding anything to the contrary in this Agreement or any other agreement existing as of the date hereof, upon Nominee’s election or appointment to the Board of Directors, as applicable, (x) Nominee shall be under no obligation to consult with or obtain Politan’s consent or the consent of any of Politan’s affiliates regarding any purchases or sales of securities of the Company and (y) Politan and its affiliates shall not be required to prepare or complete any disclosures, including any regulatory filings, regarding any purchases or sales of securities of the Company by Nominee. Subject to the restrictions on, and obligations of, Nominee under this Section 5, none of the restrictions set forth in this Agreement shall be interpreted to restrict Nominee from trading for Nominee’s own account in the securities of any issuer.

6. Publicity. From and after the date hereof until the date on which Nominee is elected or appointed to serve as a director of the Company, Nominee shall coordinate with Politan with respect to Nominee’s public disclosures regarding the Solicitation, Politan, and/or the Company, including press releases, public or private announcements, communications and statements or disclosures to the media or third parties concerning this Agreement, the Solicitation or any of the matters contemplated hereby, by promptly notifying Politan in writing with respect to any planned media or other engagements or oral or written statements or communications and coordinating in advance with Politan, and following Politan’s direction in connection therewith,

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on the text, if any, or content of such disclosures, statements, communications, oral or written, or topics to be discussed in connection with such engagements or oral or written statements or communications. Nominee also agrees to consult with Politan prior to taking any actions that are likely to interfere with Nominee’s obligations hereunder and follow Politan’s direction in connection therewith or that are likely to result in an adverse recommendation from Institutional Shareholder Services, Inc. or Glass, Lewis & Co.

7. No Agency.  Each of Politan and Nominee acknowledge that Nominee is not acting as an agent of Politan or in a fiduciary capacity with respect to Politan and that Nominee is not assuming any duties or obligations to Politan other than those expressly set forth in this Agreement.  Nothing contained herein shall be construed as creating, or be deemed to create, the relationship of employer and employee between the parties, nor any agency and nothing contained herein shall entitle Nominee to any compensation from Politan.  Each of Politan and Nominee further acknowledge that, should Nominee be elected or otherwise appointed, to the Board of Directors, Nominee will be acting as a director of the Company, on behalf of the Company and all of its stockholders, independent of and not controlled by Politan, and all of Nominee’s activities and decisions as a director of the Company will be governed by applicable law and subject at all times to Nominee’s fiduciary duties to the Company and its stockholders. Nothing in this Agreement is intended to or shall govern or restrict Nominee’s decisions or conduct as a director of the Company, which such decisions and conduct shall be based on Nominee’s independent business judgment and honest belief as to the best interests of the Company and its stockholders.  Each of Politan and Nominee further acknowledge that there is no agreement between or among Politan and Nominee that governs the decisions which Nominee will make, or actions that Nominee will take, while serving as a director of the Company regarding the voting or holding of any securities of the Company.

8. Amendment; Waiver; Etc.  No supplement, modification or amendment of this Agreement shall be binding unless executed in a writing signed by the parties hereto.  No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. The parties may not waive or vary any right hereunder except by an express written waiver or variation. Any failure to exercise any rights hereunder, or any delay in exercising any such rights, or any partial or defective exercise of any such rights, shall not operate as a waiver or variation of that or any other such right.  The waiver by one party of any breach of this Agreement by another party shall not be deemed a waiver of any other prior or subsequent breach of this Agreement.

9. Subrogation.  In the event of payment under this Agreement, Politan will be subrogated to the extent of such payment to all of Nominee’s rights of recovery, and Nominee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable Politan effectively to bring suit to enforce such rights.

10. No Duplication of Payments.  Politan shall not be liable under this Agreement to make any payment in connection with a Claim made against Nominee to the extent Nominee has otherwise actually received payment (under any insurance policy, by-law or otherwise) of the amounts otherwise indemnifiable hereunder. In addition, Nominee shall be required to reimburse Politan for

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any indemnification payments made to Nominee by Politan for any Losses to the extent that Nominee subsequently receives payment of such amounts from another source.

11. Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, email or similar writing) and shall be given to such party,

if to Politan, to:

Politan Capital Management LP

791 Park Avenue, Apt. No. 14A

New York, New York 10021

Attention:	Quentin Koffey
Telephone:	(917) 572-5535
Email:	qkoffey@politanmgmt.com

with a copy to (which copy shall not constitute notice hereunder):

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, New York 10281

Attention:	Richard M. Brand
Nick Ramphal
Telephone:	(212) 504-5757; (212) 504-6049
Facsimile:	(212) 504-6666
Email:	Richard.Brand@cwt.com; Nick.Ramphal@cwt.com

if to Nominee, to:

[●]

[●]

[●]

Telephone:	[●]
Email:	[●]

or such other address, email address or telecopy number as such party may hereafter specify for the purpose by notice to the other party hereby given in accordance with this Section 11.  Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 11.

12. Termination.  This Agreement shall automatically terminate on the earlier to occur of (a) the termination of the Solicitation by Politan, (b) Nominee’s election or appointment to the Board of Directors, (c) the conclusion of the Annual Meeting, or (d) Politan’s election to not include Nominee as part of the Slate; provided, that Politan may terminate this Agreement at any time upon written notice to Nominee; provided, further, that Politan’s obligations with respect to advancement, reimbursement and indemnification hereunder and Nominee’s obligations with respect to non-disclosure, advancement, reimbursement and indemnification hereunder shall each remain in full force and effect and survive the termination

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of this Agreement; provided, further, that if this Agreement is terminated by Politan for Cause, Politan’s obligations with respect to indemnification will be terminated conterminously.

13. Nominee Acknowledgement.  Notwithstanding anything else in this Agreement, Nominee acknowledges that Politan is and will be under no obligation to nominate Nominee for election to the Board of Directors.  Nominee acknowledges that Politan will rely upon information provided by Nominee for purposes of preparing regulatory filings, submissions to the Company, Solicitation materials and other public disclosures.

14. Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.  Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the state courts of the State of New York located in New York County, or in the United States District Court for the Southern District of New York, and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 11, such service to become effective ten (10) days after such mailing.

15. Execution by Counterparts/Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed by facsimile or PDF.

16. Expense Reimbursement.  Politan hereby agrees to reimburse Nominee for Nominee’s reasonable, documented, out-of-pocket expenses incurred as a result of being a member of the Slate, including, without limitation, reimbursement for reasonable, documented, out-of-pocket travel expenses; provided, that Nominee hereby agrees that in the event Nominee reasonably determines that Nominee needs to retain legal counsel to represent Nominee in connection with being a member of the Slate (other than in connection with a claim for indemnification, which is addressed in Section 4) Nominee will employ counsel selected by Politan and reasonably satisfactory to Nominee.  Should Nominee be elected or otherwise appointed to the Board of Directors, other than as expressly set forth herein, Politan will not be liable for any expenses or any other liabilities incurred by Nominee during the period following election or appointment to the Board of Directors.

17. Non-Disclosure.  Nominee acknowledges and agrees to hold in strict confidence and will neither use nor disclose to third parties, information Nominee receives from Politan or any of Politan’s affiliates or any of their respective employees, partners, consultants, agents or counsel (collectively, “Representatives“) or information developed by Nominee based upon such information, including without limitation all information relating to the Solicitation which is non-public, confidential or proprietary in nature, except for (a) information which was public at the time of disclosure or becomes part of the public domain without disclosure by Nominee, (b) information which Nominee learns from a third party (other than Politan or its Representatives) which does not have a legal, contractual or fiduciary obligation of

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confidentiality to Politan or any of Politan’s respective Representatives, (c) following Nominee’s election or appointment as a director of the Company, information which is necessary for Nominee to disclose in order to comply with Nominee’s fiduciary duties under applicable law, or (d) information which is required to be disclosed by applicable law; provided, that in the event of any required disclosure pursuant to this clause (d), Nominee hereby agrees to promptly notify Politan in writing of such required disclosure so that Politan may seek a protective order or other appropriate remedy or, in Politan’s sole discretion, waive compliance with the terms of this Section 17; provided, further, that in the event no such protective order or other appropriate remedy is obtained, or Politan waives compliance with the terms of this Section 17, Nominee further agrees to furnish only that portion of the confidential information which Nominee is reasonably advised by counsel in writing that it is legally required disclose and will cooperate with Politan’s efforts, without incurring any monetary expense, to obtain assurance that confidential treatment will be accorded to the confidential information. Nominee further agrees not to (i) make any public communication relating to the Solicitation or Politan without the prior written consent of Politan and (ii) stand for election to the Board of Directors through nomination by the Company or any other person (other than Politan) without the prior written consent of Politan. Nothing in this Section 17 shall constrain Nominee’s communications with Nominee’s counsel, or prevent Nominee from disclosing information to Nominee’s counsel.

18. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

19. Headings. The headings used herein are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.

20. Warranty of Authority. Each person executing this Agreement represents and warrants that he or she has full authority to sign this Agreement on behalf of the party for which he or she is acting and that the parties will thereby be fully bound by the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

21. Remedies. Nominee hereby acknowledges and agrees that money damages would be both difficult to calculate and speculative and an insufficient remedy for any breach of Nominee’s obligations under Sections 2, 3, 4, 5 or 17 of this Agreement and that any such breach would cause Politan irreparable harm. Accordingly, Nominee also acknowledges and agrees that in the event of any breach or threatened breach of Sections 2, 3, 4, 5 or 17 of this Agreement by Nominee or an affiliate thereof, then in addition to any other remedies at law or in equity that it may have, Politan shall be entitled to equitable relief, including injunctive relief and specific performance, without the requirement of posting a bond or other security or proof of actual damages.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Politan Capital Management LP

By:	Politan Capital Management GP LLC, its general partner

By:
Name:	Quentin Koffey
Title:	Managing Member

Name:	[Nominee]

Signature Page to Engagement and Indemnification Agreement